UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 19, 2015

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

______________(607) 936-3755
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The principal business and operations of the Registrant, Corning Natural Gas Holding Corporation, are conducted through its wholly-owned subsidiary, Corning Natural Gas Corporation (the "Company"). On October 19, 2015, the New York Public Service Commission ("NYPSC") issued an order (the "Order") in the Company's most recent rate proceeding (Case 11-G-0280) which approved a joint proposal (the "Extension Joint Proposal") for an extension of the Company's Gas Rate Plan which had been approved on April 20, 2012 (the "2012 Gas Rate Plan"). The Extension Joint Proposal, as approved by the Order, extends the term of the 2012 Gas Rate plan by an additional two years through April 30, 2017. Subject to certain adjustments allowed by the Extension Joint Proposal, the Company's natural gas delivery rates to its customers, established in the 2012 Gas Rate Plan, will remain at their current levels during that period.

The Extension Joint Proposal provides for the Company to establish a "Safety and Reliability Charge" on its customers to recover certain carrying costs on approved infrastructure improvements for the period of the extension, May 1, 2015 through April 30, 2017. The Extension Joint Proposal also resolves a property tax issue that was raised by the NYPSC in Case 13-G-0465 and requires the Company to return to customers a "System Benefit Charge" over-collection (a regulatory liability of the Company) over a three-year period. In addition, the Extension Joint Proposal adjusts the 2012 Gas Rate Plan's Earnings Sharing Mechanism by lowering the Return on Equity ("ROE") threshold, from 9.5% to 9.0%, for the commencement of sharing by customers of excess earnings and by increasing the opportunity for customer sharing at various ROE levels above that threshold.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Michael I. German

President and Chief Executive Officer

Dated: October 23, 2015